Exhibit 3.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

CERTIFICATE OF VALIDATION

OF THE

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 204 of the

General Corporation Law of the State of Delaware

Northern Technologies International Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.                  The defective corporate act that is subject of this Certificate of Validation is the filing and effectiveness of the Certificate of Amendment to Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) filed with the Secretary of State of the State of Delaware on January 16, 2018.

2.                  The nature of the failure of authorization in respect of the filing and effectiveness of the Certificate of Amendment was the failure of the amendment set forth in the Certificate of Amendment to have been duly approved and adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”)

3.                  The defective corporate act that is the subject of this Certificate of Validation was duly ratified in accordance with Section 204 of the DGCL pursuant to resolutions of the Board of Directors of the Corporation adopted on November 16, 2018 and by the stockholders of the Corporation at the Corporation’s 2019 Annual Meeting of Stockholders held on January 18, 2019.

4.                  The Certificate of Amendment was previously filed under Section 103 of the DGCL in respect of the defective corporate act that is the subject of this Certificate of Validation on January 16, 2018. A copy of the Certificate of Amendment is attached as Exhibit A to this Certificate of Validation and shall be deemed effective on January 16, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be signed by a duly authorized officer this 18th day of January, 2019.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By:	/s/ Matthew C. Wolsfeld
Name:	Matthew C. Wolsfeld
Title:	Chief Financial Officer and Corporate Secretary

Exhibit A

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

Northern Technologies International Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is Northern Technologies International Corporation and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was October 12, 1977 under the name Northern Instruments Corporation.

SECOND: This Certificate of Amendment to Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

THIRD: The text of the first paragraph to Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE IV.

The Corporation shall have the authority to issue Fifteen Million Ten Thousand (15,010,000) shares of stock divided into Fifteen Million (15,000,000) shares of Two Cent ($.02) par value common stock and Ten Thousand (10,000) shares of no par value preferred stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed this 16th day of January, 2018, in its name and on its behalf by its Chief Financial Officer and Corporate Secretary pursuant to Section 103 of the General Corporation Law of the State of Delaware.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

/s/ Matthew C. Wolsfeld
Matthew C. Wolsfeld
Chief Financial Officer and Corporate Secretary